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Exhibit 5.5

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21 July 2004	RIALTO TOWERS 525 COLLINS STREET MELBOURNE GPO BOX 769G MELBOURNE VIC 3001 AUSTRALIA DX 204 MELBOURNE www.minterellison.com TELEPHONE +613 8608 2000 FACSIMILE +613 8608 1000

CHC Helicopter Corporation,
Hangar No. 1, St. John's Airport,
P. O. Box 5188,
St. John's, NL A1C 5V5

—and—

Shearman & Sterling LLP,
599 Lexington Avenue,
New York, N.Y. 10022-6069

Dear Sirs and Mesdames

CHC Helicopter Corporation
Exchange Offer of US$250,000,000.00
7 3/8% Senior Subordinated Notes Due 2014

We have acted as counsel to subsidiaries of CHC Helicopter Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on form F-4 (the "Registration Statement").

        The Registration Statement relates to the offer by the Company to exchange (the "Exchange Offer") the Company's outstanding unregistered US$250,000,000.00 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 (the "Outstanding Notes") for the Company's US$250,000,000 principal amount of 7 3/8% Senior Subordinated Exchange Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set out in the prospectus forming a part of the Registration Statement.

        The Exchange Notes will be issued under the indenture dated as of April 27, 2004 among the Company, the Guarantors (as such term is defined in the Indenture) and Bank of New York as Trustee, (the "Indenture").

        For the purpose of the opinions expressed in this opinion letter, we have reviewed the Indenture, the Outstanding Notes and a form of the Exchange Notes and have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records or documents as we have considered relevant, necessary or advisable for the purpose of the opinions expressed in this opinion letter.

MINTER ELLISON GROUP AND ASSOCIATED OFFICES SYDNEY MELBOURNE BRISBANE CANBERRA ADELAIDE PERTH GOLD COAST DARWIN HONG KONG SHANGHAI BANGKOK JAKARTA SAN FRANCISCO LONDON AUCKLAND WELLINGTON

        We have also considered such questions of law, examined the statutes, public records, corporate records, certificates and other documents and made such other searches and examinations as we have considered necessary in order to give the opinions expressed in this opinion letter.

        For the purposes of the opinions expressed in this opinion letter, we have, with your concurrence, assumed:

  (a)
  the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic conformed, notarial or facsimile copies;

  (b)
  the accuracy of and relied upon all information, indices and filing systems maintained at the offices of public record in which we have conducted or caused to be conducted searches or enquiries in connection with this opinion;

  (c)
  that no winding up, liquidation, dissolution, insolvency, bankruptcy, amalgamation, reorganization or continuation proceedings has been commenced by any of Lloyd Helicopters Pty Ltd ACN 007 916 912, Lloyd Off-Shore Helicopters Pty Ltd ACN 007 970 934, Lloyd Bass Strait Helicopters Pty Ltd ACN 007 975 304, Lloyd Helicopter Services Pty Ltd ACN 058 277 491 and Lloyd Helicopters International Pty Ltd ACN 008 204 982 in its own capacity and as trustee of the Australian Helicopters Trust (each an "Australian Guarantor");

  (d)
  that none of the Australian Guarantors has received a notice of any proceedings to cancel its memorandum, certificate of amalgamation, articles, certificate of incorporation or certificate of continuance, as the case may be, or otherwise to terminate its existence; and

  (e)
  that none of the Australian Guarantors is insolvent, and in particular, that each of the Australian Guarantors is able to pay its debts as such debts become due in the usual course of its business.

        We have not undertaken any independent investigation to verify the accuracy or completeness of our assumptions and other matters upon which we rely.

        The opinions expressed in this opinion letter are limited to the laws of the State of South Australia and the applicable laws of the Commonwealth of Australia as in force at the date of this opinion.

        Based and relying upon the foregoing and the qualifications and limitations set out below, we are of the opinion that:

  (a)
  each Australian Guarantor has the corporate power and capacity to execute and perform its obligations under, and each has duly executed, authorised and delivered, the Indenture.

  (b)
  the Indenture constitutes the valid and legally binding obligations of each Australian Guarantor.

        We consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are "experts" in relation to any matters relating to the Indenture, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the Registration Statement, other than those matters governed by the laws of the State of South Australia and the applicable laws of the Commonwealth of Australia.

Yours sincerely

/s/  PAUL D. BEAR

Paul D. Bear
Partner

Contact:	Paul D. Bear (08) 8233 5501
Email:	paul.bear@minterellison.com
Our reference:	PDB 29636/1

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  Exhibit 5.5